Exhibit 10.35
[Execution Version]
EMPLOYMENT AGREEMENT
(Brady Shirley; President and Chief Executive Officer)
EMPLOYMENT AGREEMENT (the “Agreement”) dated as of November 14, 2016 by and between DJO Global, Inc. (the “Company”) and Brady Shirley (the “Executive”).
The Company desires to continue to employ Executive and to enter into an employment agreement embodying the terms of such employment;
Executive desires to accept such continued employment and enter into such agreement;
In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1.Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by the Company and certain of its affiliates under the terms of this Agreement for a period commencing on November 14, 2016 (the “Effective Date”) and ending on November 14, 2020 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with November 14, 2020 and on each November 14 thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 60 days prior Notice before the next Extension Date that the Employment Term shall not be so extended.

2.Position.
(a)During the Employment Term, Executive shall serve as the Company’s President and Chief Executive Officer. In such position, Executive shall report directly to the board of directors of the Company (the “Board”) and have such duties and authority as are customary for the President and Chief Executive Officer of the Company and as shall be otherwise determined from time to time by the Board. Executive shall also serve as a member of the Board without additional compensation.

(b)During the Employment Term, Executive will devote Executive’s full business time and best business efforts to the performance of Executive’s duties as President and Chief Executive Officer of the Company and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, (i) from engaging in charitable and civic activities, including accepting appointment to or continuing to serve on any board of directors or trustees of any charitable organization or (ii) subject to the prior approval of the Board, from accepting appointment to or continuing to serve on any board of directors or trustees of any business corporation; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 8.

3.Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $750,000, payable in regular installments in accordance with the Company’s usual payment practices. Executive shall be entitled to such increases in Executive’s base salary, if any, as may be determined in the sole discretion of the Board at least annually. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

4.Incentive Compensation.
(a)Annual Bonus. With respect to each full fiscal year during the Employment Term starting with the 2017 fiscal year, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) in such amount, if any, as may be determined in the sole discretion of the Board, of 100% of Executive’s Base Salary (the “Target Annual Bonus”), based upon the achievement of such performance objectives as may be established by the Board. The Annual Bonus, if any, shall be paid to Executive within two and one-half months after the end of the applicable fiscal year; provided that if the audited financial statements of the Company shall not have been completed by such date, the Annual Bonus shall instead be payable within 30 days of such completion and no later than December 31 of the applicable year. For 2016, Executive’s Annual Bonus will be calculated based on the Company’s bonus terms applicable to Executive prior to this Agreement.

(b)Equity Arrangements. Executive has agreed to purchase at least $500,000 of shares of newly issued common stock (the “Common Stock”) of the Company at a price equal to the per share fair market value of the Common Stock on the purchase date (it being acknowledged that the current fair market value is $16.46 per share) no later than 180 days after the Effective Date (the “Co-Invest”). The Co-Invest shall be effected pursuant to the subscription agreement attached as Exhibit B. In addition, the Company shall grant to Executive 450,000 options to acquire shares of Common Stock no later than 30 days following the Effective Date pursuant to the option award agreement attached as Exhibit C.
5.Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company’s employee benefit plans (other than annual bonus and incentive plans) as in effect from time to time (collectively “Employee Benefits”), on the same basis as those benefits are generally made available to other senior executives of the Company. Executive shall be entitled to four weeks’ vacation per fiscal year.
Executive acknowledges that the primary business and work location for Executive’s employment will be Vista, Ca1ifornia. Within the 30 days following the Effective Date, Executive shall obtain a corporate apartment in the Vista, California metropolitan area and the Company shall reimburse Executive for the monthly cost of such corporate apartment up to a reasonable monthly amount as mutually agreed between Executive and the compensation committee of the Board. The Company shall provide the foregoing benefits on an after-tax basis to the extent any such amount is not deductible as customary business expenses on Executive’s federal income tax return.
6.Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be advanced or promptly reimbursed by the Company in accordance with Company policies.

7.Termination. The Employment Term and Executive’s employment hereunder may be terminated by the Company at any time and for any reason upon Notice to Executive and by Executive upon at least 30 days’ advance Notice of any such resignation of Executive’s employment;

provided, that in the event that the Company terminates Executive’s employment without Cause (as defined in Section 7(a)(ii)) after Executive has given advance Notice of his resignation but before the end of the notice period, Executive shall receive full payment of Base Salary, any Annual Bonus, and benefits as an active employee for the unexpired portion of such notice period. Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights to payment of compensation, severance, employee benefits and Executive’s business expenses upon termination of employment with the Company and its affiliates.
(a)By the Company For Cause or By Executive Other Than as a Result of a Constructive Termination.

(i)The Employment Term and Executive’s employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon the effective date of Executive’s resignation other than as result of a Constructive Termination (as defined in Section 7(c)(ii)).

(ii)For purposes of this Agreement, “Cause” shall mean (A) Executive’s willful and continued failure to substantially perform Executive’s duties (other than any such failure resulting from the Executive’s Disability or any such failure subsequent to the Executive being delivered notice of the Company’s intent to terminate the Executive’s employment without Cause), (B) indictment for, conviction of, or a plea of nolo contendere to, (x) a felony (other than traffic-related) under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude that could be injurious to the Company or its reputation, (C) the Executive’s willful malfeasance or willful misconduct which is materially and demonstrably injurious to the Company, (D) any act of fraud by the Executive in the performance of the Executive’s duties or (E) Executive’s material breach of any of the Company’s material policies. The determination of Cause shall be made by the Board, with Executive required to recuse himself from all deliberations and decisions with respect thereto.

(iii)If Executive’s employment is terminated by the Company for Cause, or if Executive resigns other than as a result of a Constructive Termination, Executive shall be entitled to receive:

(A)the Base Salary and unused vacation accrued through the date of termination, payable within fifteen days following the date of such termination;

(B)any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with the Company, in which case such amount shall be paid in full at the earliest such time as is provided under such arrangement);

(C)reimbursement, within 60 days following submission by Executive to the Company of appropriate supporting documentation) for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination: provided, that claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within 90 days following the date of Executive’s termination of employment; and

(D)such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).
Following such termination of Executive’s employment by the Company for Cause or resignation by Executive other than as a result of a Constructive Termination, except as set forth in this Section 7(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(b)Disability or Death.
(i)The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company if Executive becomes physically or mentally incapacitated, after providing Executive reasonable accommodation, and is therefore unable, for a period of nine consecutive months or for an aggregate of 12 months in any 18 consecutive month period, to perform Executive’s duties. The period of nine months shall be deemed continuous unless Executive returns to work for a period of at least 30 consecutive days during such period and performs during such period at the level and competence that existed prior to the beginning of the nine-month period. Such incapacity is hereinafter referred to as “Disability”. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third qualified independent physician which third such physician shall make such determination. The determination of Disability made by such physician in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement and any other agreement between any Company and Executive that incorporates the definition of “Disability”.

(ii)Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive (A) the Accrued Rights and (B) a pro rata portion of the actual Annual Bonus paid for the year of termination, payable on the date when bonuses are otherwise paid to executives.
Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(c)By the Company Without Cause or Resignation by Executive as a result of Constructive Termination.
(i)The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or by Executive as a result of a Constructive Termination.

(ii)For purposes of this Agreement, a “Constructive Termination” shall be deemed to have occurred upon (A) the failure of the Company to pay or cause to be paid Executive’s Base Salary or Annual Bonus (if any) when due; (B) a reduction in Executive’s Base Salary or Target Annual Bonus opportunity percentage of Base Salary (excluding any change in value of equity incentives or a reduction in Base Salary affecting substantially all similarly situated executives by the same percentage of base salary); (C) any diminution in Executive’s title or any substantial and sustained diminution in Executive’s duties; (D) a relocation of Executive’s primary work location more than 50 miles without Executive’s prior written consent (other than as contemplated by this Agreement); (E) a Company Notice to Executive of the Company’s election not to extend the Employment Term; or (F) a failure to elect or reelect or the removal as a member of the Board; provided, that none of these events shall constitute Constructive Termination unless the Company fails to cure such event within 30 days after Notice is given by Executive specifying in reasonable detail the event which constitutes Constructive Termination: provided, further, that “Constructive Termination” shall cease to exist for an event on the 60th day following Executive’s knowledge thereof, unless Executive has given the Company Notice thereof prior to such date.

(iii)If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns as a result of a Constructive Termination, Executive shall be entitled to receive:
(A)the Accrued Rights;

(B)a pro rata portion of the actual Annual Bonus that would have been earned for the year of termination, payable on the date when bon’ uses are otherwise paid to executives and after Executive has entered into a release of claims set forth below, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment;

(C)subject to Executive’s continued compliance with the provisions of Sections 8 and 9, payment, of an amount equal to (x) one and one-half multiplied by (y) the sum of the annual Base Salary amount plus Executive’s Target Annual Bonus amount for the year of termination, which shall be payable to Executive equal installments in accordance with the Company’s normal payroll practices, as in effect on the date of termination of Executive’s employment, for 18 months after the date of such termination; provided, that the aggregate amount described in this clause (C) shall be reduced by the present value of any other cash severance benefits payable to Executive under any other severance plans, programs or arrangements of the Company or its affiliates; and

(D)continued coverage under the Company’s group health (subject to Executive’s election for COBRA continuation coverage election), life and disability plans on the same terms as applicable to Executive prior to Executive’s date of termination of employment until the earlier of (i) 18 months from Executive’s date of termination of employment with the Company and (ii) the date such Executive is or becomes eligible for comparable coverage (determined, to the extent practicable, on a coverage-by-coverage and benefit-by-benefit basis) under health, life and disability plans of another employer.

Amounts payable to Executive under subparagraphs (B), (C) and (D) above, are subject to Executive providing a release of all claims to the Company in the form attached hereto as Exhibit A. Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation as a result of a Constructive Termination, except as set forth in this Section 7(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(d)Expiration of Employment Term.
(i)Election Not to Extend the Employment Term. In the event either party elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is terminated pursuant to paragraphs (a), (b) or (c) of this Section 7 (including, without limitation, due to a Constructive Termination pursuant to clause (E) under Section 7(c)(ii) hereof), Executive’s termination of employment hereunder (whether or not Executive continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights. Following such termination of Executive’s employment hereunder as a result of either party’s election not to extend the Employment Term, except as set forth in this Section 7(d)(i) and subject to the provisions of paragraphs (a), (b) or (c) of this Section 7 as may apply, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii)Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company: provided, that the provisions of Sections 8, 9 and 10 of this Agreement, and any accrued and vested rights of Executive as of the last day of the Employment Term, shall survive any termination of this Agreement or Executive’s termination of employment hereunder.
(e)Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 11(i) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a Notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
(f)    Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company’s affiliates (and if Executive fails to tender such resignation within five business days following the Company’s request for such resignation, all amounts payable under this Section 7 other than the Accrued Rights shall be forfeited).
8.Non-Competition.
(a)The Executive acknowledges that in the course of the Executive’s employment with the Company, the Executive will become familiar with trade secrets and other confidential information of the Company and that the Executive’s services will be of special, unique and extraordinary value to the Company. Therefore, the Executive agrees that, during the Employment Term and for the 18 months thereafter (the “Restricted Period”), the Executive shall not directly or indirectly own, manage, control, participate in, consult with, or in any manner engage in any business competing with any business of the Company within the United States and any other geographical area in which the Company then engages in business or engaged in business at any time during the Executive’s employment with the Company (a “Competitor”). Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded so long as the Executive has no direct or indirect active participation in the business of such corporation.

(b)During the Restricted Period, the Executive shall not directly or indirectly (i) induce or attempt to induce any employee of the Company to terminate such employment, or in any way interfere with the employee relationship between the Company and any such employee, (ii) hire any person who is, or at any time during the Employment Term was, an employee of the Company or (iii) induce or attempt to induce any customer, licensor, licensee or supplier of the Company having a business relationship with the Company to cease doing business with the Company or interfere materially with the relationship between any such person and the Company

(c)The period of time during which the provisions of this Section 8 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(d)The parties hereto agree that the duration and area for which the covenants set forth in this Section 8 are to be effective and are reasonable. In the event that any court or arbitrator determines that the time period or the area, or both of them, are unreasonable and that any of the covenants are to that extent unenforceable, the parties hereto agree that such covenants will remain in full force and effect, first, for the greatest time period, and second, in the greatest geographical area that would not render them unenforceable. The parties intend that this Agreement will be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America.

(e)Notwithstanding anything in this Section 8 to the contrary, Executive may request a waiver from the Company with regard to any restrictions contained in this Section by providing written notice of any such request to the Company’s Chief Legal Officer or General Counsel. Upon receipt of any such written notice, the Company’s Chief Legal Officer or General Counsel shall confer with the Board regarding such request and make reasonable efforts to respond to Executive within 15 days of receipt of such notice whether the Board (in its sole determination) shall agree to waive any of the restrictions contained in this Section 8.
9.Confidentiality; Non-Disparagement; Intellectual Property.
(a)Confidentiality.
(i)Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information --including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board except as may be required for Executive to discharge his employment duties to the Company.

(ii)“Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed (including via subpoena); provided that Executive shall give prompt Notice to the Company of such requirement of law, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(iii)Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or its affiliates or otherwise is disclosed by the Company to any unaffiliated party that is not under a restriction of confidentiality at least as restrictive as this restriction upon Executive); provided, that Executive may disclose to any prospective future employer the notice provisions of that part of Section 7 preceding Section 7(a) and the provisions of Sections 8 and 9 of this Agreement provided they agree to maintain the confidentiality of such terms.

(iv)Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and his rolodex (or other physical or electronic address book); and (z) fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information not within Executive’s possession or control of which Executive is or becomes aware.

(v)Nothing in this Agreement shall prohibit or restrict Executive from participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any self-regulatory organization, any governmental agency or legislative body, including, but not limited to, any legal department within the Company, the Securities and Exchange Commission, and/or pursuant to the Dodd-Frank Act or Sarbanes-Oxley Act; provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information, documents, or testimony, the Executive shall give prompt prior written notice to the Company’s General Counsel in order to provide the Company reasonable opportunity to take appropriate steps to protect its confidential information to the fullest extent possible.
(b)Non-Disparagement. Executive will not, other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company or its affiliates, or that is or reasonably would be expected to be damaging to the reputation of the Company or its affiliates.

(c)Intellectual Property.
(i)If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii)All of Executive’s records regarding Company Works will be available to and remain the sole property and intellectual property of the Company at all times.

(iii)Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iv)Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(v)The provisions of Section 8, 9 and 10 shall survive the termination of Executive’s employment for any reason.
10.Specific Performance. Executive acknowledges and agrees that the Company’s remedies at Jaw for a breach or threatened breach of any of the provisions of Sections 8 or 9 would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

11.Miscellaneous.
(a)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

(b)Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Comp any. There are no restrictions, agreements, promises, warranties, covenants or under takings between the parties with respect to the subject matter herein other than those expressly set forth herein or as may be set forth from time to time in the Company’s employee benefit plans and policies applicable to Executive. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.

(c)No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

(f)Counterclaim: No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to counterclaim and to seek recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment , and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor.

(g)Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company Executive is a “specified employee” as defined in Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of the Section 409A of the Code, and references herein to Executive’s “termination of employment” shall refer to Executive’s separation from service with the Company within the meaning of Section 409A. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section l.409A-3(i)(l )(iv). For the avoidance of doubt, to the extent any payment due under Section 7 is considered “non-qualified deferred compensation” under Section 409A of the Code, such payment shall be made no earlier than the date that is the 60th day following Executive’s date of termination of employment from the Company. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 11(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

(h)Successors: Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death prior to receipt of a11 amounts payable to Executive (including any unpaid amounts due under Section 7), such amounts shall be paid to Executive’s beneficiary designated by him by Notice to the Company or, in the absence of such designation, to his estate.

(i)Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication, “Notice”).
If to the Company, addressed to:
DJO Global, Inc.
1430 Decision Street
Vista, CA 92081
Attention: General Counsel
with a copy which shall not constitute Notice to:
The Blackstone Group
345 Park Avenue
New York, New York 10154
Attention: Julia Kahr
with a copy which shall not constitute Notice to:
Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, NY 10017
Attention : Gregory T. Grogan
If to Executive, to the address listed in the Company’s payroll records from time to time.
(j)Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(k)Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates (collectively, the “Prior Agreements”).

(l)Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder, provided, that, following termination of Executive’s employment, the Company shall pay all expenses incurred by Executive in providing such cooperation, including, without limitation, all transportation, lodging and meal expenses (in the same level of comfort provided to Executive for his business travel during his period of employment) and reasonable attorney fees. This provision shall survive any termination of this Agreement.

(m)Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(n)Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(o)Indemnification. Without limiting and without regards to any other indemnification provided to Executive under any other plan or agreement in which Executive is a fiduciary or a party, the Company shall indemnify Executive and hold Executive harmless from and against all costs, expenses, claims, losses and liabilities (including, without limitation, fees, judgments, fines, penalties and settlement payments) incurred by Executive in connection with any action, suit or proceeding in which Executive is made, or is threatened to be made, a party or a witness by reason of Executive’s performance as an officer, director or employee of the Company or its subsidiaries or in any other capacity (including a fiduciary capacity) in which Executive serves at the request of the Company or its subsidiaries (each, a “Proceeding”) to the maximum extent permitted by applicable law. If any claim is asserted with respect to which would reasonably be expected to be entitled to indemnification, the Company shall pay Executive’s reasonable costs and expenses (including reasonable attorneys’ fees) with respect to any Proceeding (or cause such expenses to be paid) on a quarterly basis; provided that Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if Executive ultimately shall be found by a court of competent jurisdiction not to have been entitled to such indemnification. The Company or its affiliates shall at all times maintain or cause to be maintained a directors and officers’ liability insurance and indemnification policy covering Executive which is consistent with the policy that covers members of the Board. The provisions of this Section 11(o) shall (i) survive any termination of Executive’s employment with the Company, (ii) survive any termination of this Agreement and (iii) be binding on any successor to the Company.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.
DJO GLOBAL, INC.
_/s/ Bradley J. Tandy______________________
By:    Bradley J. Tandy
Title:    Executive Vice President, General
Counsel & Secretary

EXECUTIVE
_/s/ Brady Shirley ______________________
Brady Shirley

EXHIBIT A
RELEASE OF CLAIMS
This Release of Claims is entered into by Brady Shirley (“Executive”).
WHEREAS, Executive and DJO Global, Inc., with offices at 1430 Decision Street, Vista, CA 92081 (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) dated as of November 14, 2016 that provides Executive certain severance and other benefits in the event of an involuntary termination of Executive’s termination without Cause or Executive’s resignation of employment due to a Constructive Termination (each term as defined under the Employment Agreement);
WHEREAS, Executive’s employment has so terminated; and
WHEREAS, pursuant to Section 7(c)(iii) of the Employment Agreement, a condition of Executive’s entitlement to certain severance and other benefits thereunder is his agreement to this Release of Claims.
NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 7(c)(iii)(B), (C) and (D), Executive agrees as follows:
a.Executive, for himself and his heirs, executors and administrators, hereby fully and finally waives, discharges and releases the Company, including each of the Company’s past, current and future parents, subsidiaries, and affiliates, and its and their shareholders, members, directors, officers, and employees, from any and all claims relating to his employment with the Company or his termination therefrom, whether now known or later discovered, which he or anyone acting on his behalf might otherwise have had or asserted, including, but not limited to, any express or implied contract of employment claims, any tort claims, claims under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers Benefit Protection Act of 1990, the laws, including the labor laws of any state, including the State of California, and all claims under related common law, statutes, and executive orders at the federal, state and local levels of government, and any claims to any benefits from employment with the Company other than: (i) those benefits set forth enumerated in Section 7(c)(iii) of the Employment Agreement and (ii) any claims for accrued and vested benefits under any of the Company’s employee retirement and welfare benefit plans in which Executive participated immediately prior to the date of termination of his employment.

b.Executive represents that he has not brought, and covenants and agrees that he will not bring or cause to be brought, any charges, claims, demands, suits or actions, known or unknown, in any forum, against the Company arising out of, connected with or related in any way to his dealings with the Company that occurred prior to the effective date of this Agreement, including, without limitation, his employment or his termination; provided, however, that Executive shall not be prevented from enforcing any rights he may have under the terms of this Release of Claims, in accordance with the Employment Agreement.
3.Executive acknowledges that Executive is subject to a confidentiality covenant and other restrictive covenants, including, but not limited to, a non-competition covenant pursuant to Section 8 and Section 9 of the Employment Agreement and hereby reaffirms his obligations thereunder.
4.Nothing in this Release of Claims shall prohibit or restrict Executive from participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any self-regulatory organization, any governmental agency or legislative body, including, but not limited to, any legal department within the Company, the Securities and Exchange Commission, and/or pursuant to the Dodd-Frank Act or Sarbanes-Oxley Act; provided that, to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information, documents, or testimony, the Executive shall give prompt prior written notice to the Company’s General Counsel in order to provide the Company reasonable opportunity to take appropriate steps to protect its confidential information to the fullest extent possible.

5.EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS AGREEMENT AND THAT HE HAS SIGNED THIS AGREEMENT KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL AS HE DEEMED APPROPRIATE. IN ADDITION, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN PROVIDED WITH A PERIOD OF UP TO 21 DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS RELEASE. FURTHER, EMPLOYEE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO REVOKE THIS AGREEMENT DURING THE SEVEN DAY PERIOD FOLLOWING EXECUTION HEREOF, AND THAT THE AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

6.Nothing contained herein shall be construed as an admission by the Company of any liability of any kind to Executive, all such liability being expressly denied except for obligations of the Company imposed by the Employment Agreement which survive pursuant to this Release of Claims.
Brady Shirley
Date: ________________, 20___

EXHIBIT B
FORM OF SUBSCRIPTION AGREEMENT

EXHIBIT C
FORM OF STOCK OPTION AGREEMENT